Exhibit 99.1

GeoMet Announces Borrowing Base Determination

Houston, Texas — December 17, 2012 - GeoMet, Inc. (OTCQB: GMET NASDAQ: GMETP) (the “Company”) announced today that the Company’s bank group approved continuing the Company’s borrowing base at $115 million. The next regularly scheduled borrowing base determination will be on or before June 15, 2013 based on the December 31, 2012 reserve report as prepared by independent reserve engineers.

The Company expects to reduce its borrowings under its credit agreement by an additional $1.8 million by the end of the year. Including this expected payment, the Company will have reduced its bank debt in 2012 by $18.6 million. The Company projects that $139.3 million will be drawn under its credit agreement as of December 31, 2012, resulting in a borrowing base deficiency of $24.3 million. The Company also expects to continue to make monthly bank debt reductions aggregating not less than $10.3 million in 2013, consistent with the requirements of the credit agreement.

About GeoMet, Inc.

GeoMet, Inc. is primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”). Our principal operations and producing properties are located in the Cahaba and Black Warrior Basins in Alabama and the Central Appalachian Basin in Virginia and West Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, Virginia, and West Virginia.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The expectations of the Company to make payments on its bank debt in the future are forward looking statements. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words are forward-looking statements.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the volatility of future natural gas prices, our ability to maintain production levels, increases in operating costs, environmental and other regulations, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com), or visit our website at www.geometinc.com.